Exhibit 8.1

          [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]


                                         October 12, 1999


EMC Corporation
35 Parkwood Drive
Hopkinton, MA 01748


Ladies and Gentlemen:

            We have acted as tax counsel to EMC Corporation ("EMC"), a Massachusetts corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of August 6, 1999 (the "Merger Agreement"), by and among EMC, Emerald Merger Corporation, a Delaware corporation and a wholly owned subsidiary of EMC ("Merger Sub") and Data General Corporation, a Delaware corporation ("Data General"), and (ii) the preparation and filing of the Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on September 7, 1999 (the "Registration Statement"), which includes the Proxy Statement/Prospectus of Data General (the "Proxy Statement/Prospectus"). The delivery of this opinion, dated as of October 12, 1999, is a condition of the Merger pursuant to Section 7.1(e) of the Merger Agreement. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

            In connection with this opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion below. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, (iii) that the representations made to us by EMC and Data General in their respective certificates dated as of the date hereof, and delivered to us for purposes of this opinion, are accurate and complete, (iv) that the Merger will be reported by EMC, Merger Sub and Data General on their respective federal income tax returns in a manner consistent with the opinion set forth below, and (v) that each of the Merger and the Upstream Merger, if it occurs, will qualify as a statutory merger under the applicable laws of the State of Delaware and the Commonwealth of Massachusetts.

            In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation or assumption stated herein that becomes untrue or incorrect.

            Subject to the assumptions set forth above, and the assumptions and qualifications set forth in the discussion in the Proxy Statement/Prospectus under the heading "United States Federal Income Tax Consequences of the Merger" (the "Discussion"), in our opinion the Merger will qualify, either alone or taken together with the Upstream Merger, as a reorganization within the meaning of Section 368(a) of the Code. The opinion set forth above does not address all of the United States federal income tax consequences of the Merger. In addition, we express no opinion as to the United States federal, state, local, foreign or other tax consequences other than as set forth above. Further, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service (the "IRS") or, if challenged, by a court.

            This letter is furnished to you for use in connection with the Merger, as described in the Merger Agreement and the Proxy
Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission.

                                 Very truly yours,


                                 /s/ Skadden, Arps, Slate, Meagher & Flom LLP